FS-14


                            Interstate Power Company
                                Income Statement
                          12 Months Ended June 30, 2000
Revenue:
     Electric                                               $  298,455,096
     Gas                                                        41,409,493
                                                         ------------------
          Total Revenue                                        339,864,589
Expenses:
     Electric Fuel for Production                               51,276,987
     Purchased Power                                            67,832,842
     Gas Purchased for Resale                                   24,620,448
     Other Operating Expenses                                   72,917,482
     Maintenance                                                17,881,601
     Depreciation                                               33,208,304
     Property Taxes                                             11,994,192
     Current Income Taxes - Federal                             15,908,493
     Current Income Taxes - State                                3,924,500
     Deferred Income Taxes - Federal                            (1,449,196)
     Deferred Income Taxes - State                                (356,907)
     Investment Tax Credits - Net                               (1,035,589)
     Miscellaneous Taxes                                         2,870,392
                                                         ------------------
          Total Expenses                                       299,593,549
                                                         ------------------
Operating Income                                                40,271,040
Other (Income) and Deductions:
     AFUDC - Equity                                                276,181
     Income from Subsidiaries                                      (45,202)
     Other (Net)                                                (1,444,101)
     Interest Income                                              (557,650)
     Current Federal Income Taxes                                  224,651
     Current State Income Taxes                                    184,376
                                                         ------------------
          Total Other Income and Deductions                     (1,361,745)
                                                         ------------------
Income before Interest                                          41,632,785
Interest Expense:
     Interest on Long-Term Debt                                 13,139,035
     Other Interest                                                440,226
     Intercompany Interest Expense                               1,895,676
     AFUDC-Debt                                                   (816,980)
                                                         ------------------
          Total Interest                                        14,657,957
                                                         ------------------
Net Income/(Loss) before Dividends                              26,974,828
Preferred Dividends                                              2,848,883
                                                         ------------------
Net Income for Common Stock                                 $   24,125,945
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